Exhibit (d)(v)(4)
PACIFIC SELECT FUND
AMENDMENT NO. 5 TO THE PORTFOLIO MANAGEMENT AGREEMENT
WITH PIMCO
     The Portfolio Management Agreement (the “Agreement”) first made the 5th day of May, 2000 and amended the 1st day of January, 2001, the 5th day of August, 2004, and again on the 9th day of December, 2005, by and among Pacific Life Insurance Company, a Nebraska corporation (“Pacific Life”), Pacific Investment Management Company LLC (“PIMCO”), a Delaware limited liability company, and Pacific Select Fund, a Massachusetts business trust (“Fund”), which Agreement was transferred and assigned from Pacific Life to Pacific Life Fund Advisors LLC (the “Investment Adviser”), a Delaware limited liability company, on the 1st day of May, 2007 and was amended a fourth time on that date, is hereby amended a fifth time to add the provisions set forth below (the “Amendment”), which is made this 1st day of May, 2008. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company;
     WHEREAS, the Fund offers shares in several Portfolios, two of which are designated the Inflation Managed and Managed Bond Portfolios;
     WHEREAS, pursuant to the Agreement, Investment Adviser and the Fund have appointed PIMCO as Portfolio Manager to the Inflation Managed and Managed Bond Portfolios and PIMCO has accepted such appointment;
     WHEREAS, the Investment Adviser, PIMCO and the Fund desire to amend the Agreement in accordance with the provisions set forth in this Amendment; and
     NOW THEREFORE, In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Fund, Investment Adviser and PIMCO hereby agree that the Agreement is amended and supplemented as follows:
1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

See attached Exhibit A

2.	A new Section 13 is added as follows:
     13. Services of the Portfolio Manager. Notwithstanding any other provision to the contrary, the Portfolio Manager shall have no obligation to perform the following services or to have employees of the Portfolio Manager perform the following roles, as applicable: (a) filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust’s performance or investments; (b) providing employees of the Portfolio Manager to serve as officers of the Trust; or (c) providing employees of the Portfolio Manager to serve as the Trust’s Chief Compliance Officer and associated staff.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name:	Howard T. Hirakawa	Name:	Jane M. Guon
Title:	Vice President	Title:	Assistant Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Thomas J. Otterbein

Name:	Thomas J. Otterbein
Title:	Managing Director

EXHIBIT A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2008
     Portfolio: Managed Bond
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the combined average daily net assets of the Managed Bond Portfolio of Pacific Select Fund and the PL Managed Bond Fund of Pacific Life Funds. Should Aggregate Assets (as defined below) be at $3 billion or above, the following calculation shall apply:
(a)	Rate (%) Break Point (assets)

0.25% On the first $1 billion 0.225% On the excess

(b)	the ratio of Managed Bond Portfolio’s average daily net assets over the combined assets.
     “Aggregate Assets” shall mean all assets managed by the Portfolio Manager, as sub-advisor to the Investment Adviser, which currently includes the Managed Bond Portfolio of Pacific Select Fund, the PL Managed Bond Fund of Pacific Life Funds, the Inflation Managed Portfolio of Pacific Select Fund and the PL Inflation Managed Fund of Pacific Life Funds.
     Should such Aggregate Assets fall below $3 billion, the Investment Adviser will pay to the Portfolio Manager a monthly fee of 0.25% based on an annual percentage of the combined average daily net assets of the Managed Bond Portfolio of Pacific Select Fund and the PL Managed Bond Fund of Pacific Life Funds.
     Portfolio: Inflation Managed
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the combined average daily net assets of the Inflation Managed Portfolio of Pacific Select Fund and PL Inflation Managed Fund of Pacific Life Funds according to the following calculation:
(a)	Rate (%) Break Point (assets)

0.25% On the first $1 billion 0.20% On the excess

(b)	the ratio of the Inflation Managed Portfolio’s average daily net assets over the combined assets.
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.